Exhibit 10.4

October 20, 2004

Board of Directors

Vista Exploration Corporation  D/B/A ICOP Digital, Inc

11011 King Street, Suite 260

Overland Park, KS  66210

Gentlemen:

In recognition of the Company’s need for working capital, I hereby voluntarily agree to reduce my annual salary to $125,000, effective as of October 20, 2004 (the “Effective Date”), with all other terms of my employment agreement dated April 1, 2004 remaining unchanged.  I agree that my salary will remain at this reduced level until the Company reaches accumulated gross revenues of $8 million, at which time my annual salary should be restored to $180,000, and any salary or compensation accrued but unpaid as of the Effective Date ($118,172) will be paid in full.

Sincerely,

/s/ David C. Owen

David C. Owen